For Immediate Release

PLATO LEARNING REPORTS FIRST QUARTER 2010 RESULTS

First Quarter Year-Over-Year Highlights

•	Net Income of $1.0 million, or $0.04 per Share vs. $259,000 or $0.01 per Share, in Q1’09
•	Total Subscription Orders Grow 28% in the Quarter; PLE™ Orders Up 37%
•	Subscription Revenues Increase 11% in the Quarter; Subscription Margins Improve to 63%

MINNEAPOLIS, MN – February 25, 2010 – PLATO Learning, Inc. (NASDAQ: TUTR), a leading provider of K–adult online learning solutions, today announced unaudited results for its fiscal 2010 first quarter ended January 31, 2010.

Vin Riera, PLATO Learning President and CEO said, “We are very pleased with our solid start to fiscal 2010 as we continued to deliver strong year-over-year improvements in subscription orders, total orders, subscription revenues, subscription margins and profitability.  PLE™ orders in the quarter grew 37% on strong growth in orders from first-time PLE™ customers and expansions of existing PLE™ installations.  During the quarter we acquired a total of 71 new school districts on PLE™.”

Mr. Riera continued, “The first quarter of our fiscal year aligns with what historically is the off-peak buying season in the education market.  Despite this seasonality, we delivered double-digit growth in subscription revenues and strong growth in profitability, both of which demonstrate advantages of the subscription-based business model.  As we approach the buying season in our market, our solid start to the year reaffirms our expectation of profitability growth in fiscal 2010 compared to 2009, and 10% to 20% growth in full year subscription orders.”

Total orders in the first quarter were $11.5 million, an increase of 6% over the first quarter of 2009.  Subscription orders grew 28% in the quarter on strong demand for the company’s instructional solutions delivered in PLE™, while orders for the company’s non-strategic perpetual products and related software maintenance declined $1.3 million to $0.9 million.

Total revenue for the first quarter was $15.6 million, down slightly from $16.0 million for the same period last year as strong growth in subscription revenues was offset by expected declines in revenues from non-strategic perpetual products and related software maintenance.  Subscription revenues for the quarter grew $1.1 million, or 11%, over the first quarter of 2009, while revenues from perpetual products and related software maintenance declined $1.5 million over the same period.

Subscription gross margin in the quarter improved to 63% compared to 61% in the first quarter of 2009. Services gross margin in the quarter was 46%, down from 53% in the first quarter of last year on a decline in higher-margin software maintenance revenues.  As a result, the total gross margin in the quarter was consistent with 2009 margins at 58%.  Operating expenses in the quarter declined $1.1 million to $8.0 million, a decline of 12% from the same period last year, on lower sales, general and administrative expenses.

The continued improvements in gross margins and operating efficiencies resulted in the Company reporting strong growth in first quarter profitability.  Net income for the first quarter was $1.0 million, or $0.04 per share, compared to net income of $259,000, or $0.01 per share in the first quarter of 2009.  Earnings before interest, taxes, depreciation and amortization (EBITDA, a non-GAAP measure) grew 41% in the quarter to $4.2 million compared to $3.0 million in the same period last year.

The Company’s cash balance at the end of the quarter was $27.7 million, down slightly from $28.2 million at the end of fiscal 2009, but up significantly from $12.3 million at the end of the first quarter of 2009.  Revenue backlog (a non-GAAP measure) at the end of the quarter was $64.1 million, down seasonally from $68.3 million at the end of fiscal 2009, but up 32% compared to the same time last year.

Fiscal Year 2010 Outlook

The Company’s outlook for fiscal year 2010 is unchanged from the outlook previously provided. We continue to expect strong growth in orders and revenues from subscription products in fiscal 2010, growing 10% to 20% over 2009 levels. Orders and revenues from non-strategic perpetual license products and related software maintenance are expected to continuevto decline, and may offset much of the growth in orders and revenues from subscription products.  As a result, total orders and revenues in fiscal year 2010 are expected to be flat with, or slightly above, fiscal 2009 total orders and revenues.

Subscription revenue growth will drive continued improvements in subscription gross profit margins and in total gross profit margins, while investments in sales, marketing and product development will result in a 5% to 7% increase in operating expenses over fiscal 2009 levels.  Despite our strong performance in net income in the first quarter, we expect investments in sales and marketing and a typical increase in product maintenance and development expense associated with a new release of our PLE™ platform to put pressure on near-term earnings.   As a result, we continue to expect full year net income and EBITDA to be only slightly improved over fiscal 2009 levels.  We continue to expect fiscal 2010 free cash flow to grow 30% to 40% over 2009, and revenue backlog to end the year 25% to 30% higher than at October 2009.  Cash balances and revenue backlog will continue to follow the seasonal patterns of the education market, which is expected to result in declining balances in the first half of fiscal 2010, and growth in the second half of the year to the levels indicated.

Conference Call

A conference call to discuss this announcement is scheduled for today, February 25, 2010, at 9:00 am CT (10:00 am ET).  The dial-in number for this call is 877-941-2324 in the U.S. and Canada, and (480) 629-9716 internationally.  Attendees should call 10 minutes prior to the start of the call and inform the operator they are participating in PLATO Learning’s call.  A recording of the call will be available from 11:00 am CT (12:00 pm ET) on February 25, 2010, until midnight March 4, 2010.  To access the recording, call 800-406-7325 in the U.S. and Canada and (303) 590-3030 internationally.  At the prompt, enter pass code number 4238079. Additionally, the webcast will be available for replay on the investor relations section of PLATO Learning’s web site at www.plato.com/Investor-Relations/Conference-Calls.aspx.

About PLATO Learning

PLATO Learning is a leading provider of computer-based and e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, math, science, social studies, and life and job skills. Learn more about PLATO Learning by visiting www.plato.com.

The announcement includes the use of non-GAAP financial measures that are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures have been used in this announcement because the Company believes they are useful to investors by providing greater transparency to supplemental information used in the Company’s internal financial and operational analysis. Investors are encouraged to review the reconciliations attached to this announcement of the non-GAAP financial measures used in this announcement to their most directly comparable GAAP financial measures.

This announcement includes forward-looking statements. PLATO Learning has based these forward-looking statements on its current expectations and projections about future events. Although PLATO Learning believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements made are subject to the risks and uncertainties as those described in the Company's most recent filings with the Securities and Exchange Commission on Forms 10-K and 10-Q. Actual results may differ materially from anticipated results.

PLATO®, Straight Curve® and Academic Systems® are registered trademarks of PLATO Learning, Inc. PLATO Learning, PLATO Learning Environment and PLE are trademarks of PLATO Learning, Inc.

Company Contacts:

Rob Rueckl
Chief Financial Officer
PLATO Learning, Inc.
952.832.1000

Todd Kehrli or Charles Messman
MKR Group
323.468.2300

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	January 31,
	2010	2009
REVENUES
Subscriptions	$10,968	$9,868
License fees	549	1,004
Services	4,070	5,165
Total revenues	15,587	16,037

COST OF REVENUES
Subscriptions	4,064	3,888
License fees	234	439
Services	2,186	2,428
Total cost of revenues	6,484	6,755

GROSS PROFIT	9,103	9,282

OPERATING EXPENSES
Sales and marketing	5,382	5,887
General and administrative	1,948	2,424
Software maintenance and development	495	567
Amortization of intangibles	213	213
Total operating expenses	8,038	9,091

OPERATING INCOME	1,065	191

Other (expense) income, net	(63)	68

INCOME BEFORE INCOME TAXES	1,002	259

Income tax expense	-	-

NET INCOME	$1,002	$259

INCOME PER SHARE
Basic	$0.04	$0.01
Diluted	$0.04	$0.01

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING
Basic	24,298	23,983
Diluted	25,247	24,260

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	January 31,	October 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$27,653	$28,164
Accounts receivable, net	7,995	10,710
Other current assets	5,828	6,539
Total current assets	41,476	45,413

Equipment and leasehold improvements, net	2,352	2,472
Software development costs, net	19,051	19,904
Identified intangible assets, net	2,050	2,384
Other long-term assets	3,231	3,279
Total assets	$68,160	$73,452

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,918	$1,070
Accrued compensation	2,102	3,805
Other accrued liabilities	1,405	2,457
Deferred revenue	33,700	38,020
Total current liabilities	39,125	45,352

Long-term deferred revenue	15,783	15,678
Total liabilities	54,908	61,030

Stockholders' equity:
Common stock	244	243
Additional paid-in capital	172,381	172,560
Treasury stock at cost	(319)	(319)
Accumulated deficit	(157,831)	(158,833)
Accumulated other comprehensive loss	(1,223)	(1,229)
Total stockholders' equity	13,252	12,422
Total liabilities and stockholders' equity	$68,160	$73,452

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Three Months Ended
	January 31,
	2010	2009
OPERATING ACTIVITIES:
Net income	$1,002	$259
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	3,170	2,840
Stock-based compensation	(71)	264
Other adjustments	-	14
Changes in operating assets and liabilities:
Accounts receivable	2,715	2,132
Other current and long-term assets	715	994
Accounts payable	848	(1,506)
Other current and long-term liabilities	(2,752)	(5,366)
Deferred revenue	(4,215)	(5,706)
Total adjustments	410	(6,334)
Net cash provided by (used in) operating activities	1,412	(6,075)

INVESTING ACTIVITIES:
Capitalized software development costs	(1,564)	(1,648)
Purchases of capital equipment	(255)	(98)
Net cash used in investing activities	(1,819)	(1,746)

FINANCING ACTIVITIES:
Net proceeds from issuance of common stock, net of repurchases	(107)	37
Repayments of capital lease obligations	(3)	(3)
Net cash (used in) provided by financing activities	(110)	34

EFFECT OF CURRENCY EXCHANGE RATE CHANGES
ON CASH AND CASH EQUIVALENTS	6	43

Net decrease in cash and cash equivalents	(511)	(7,744)

Cash and cash equivalents at beginning of period	28,164	20,018

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$27,653	$12,274

PLATO Learning, Inc.
Supplemental Financial Information
(Unaudited)

Order Information ($000s)

	Three Months Ended
	January 31,
	2010	2009	% Change

Subscriptions & related services:
Subscriptions	$8,545	$6,674	28%
Professional services	1,389	1,195	16%
Other	652	759	(14%)
Subtotal	10,586	8,628	23%

Legacy products and services:
License fees	239	1,031	(77%)
Software maintenance	673	1,180	(43%)
Subtotal	912	2,211	(59%)

Total Orders	$11,498	$10,839	6%

Revenue Information ($000s)

	Three Months Ended
	January 31,
	2010	2009	% Change

Subscriptions & related services:
Subscriptions	$10,968	$9,868	11%
Professional services	1,972	1,951	1%
Other	652	747	(13%)
Subtotal	13,592	12,566	8%

Legacy products and services:
License fees	549	1,004	(45%)
Software maintenance	1,446	2,467	(41%)
Subtotal	1,995	3,471	(43%)

	$15,587	$16,037	(3%)

PLATO Learning, Inc.
Supplemental Financial Information
(Unaudited)

Reconciliation of GAAP Net Income To Non-GAAP Earnings before
Interest, Taxes, Depreciation and Amortization ("EBITDA") ($000s):

	Three Months Ended
	January 31,
	2010	2009
Net income	$1,002	$259
Income taxes	-	-
Interest, net	62	(82)
Depreciation and amortization	3,126	2,797
EBITDA	$4,190	$2,974

Reconciliation of Deferred Revenue to Non-GAAP
Revenue Backlog ($000s):

	As of January 31,
	2010	2009	% Change
Reconciliation:
Total Deferred Revenue	$49,483	$39,215	26%
Add: Unbilled amounts due under
non-cancelable subscription agreements	14,592	9,329	56%
Revenue Backlog	$64,075	$48,544	32%

Components of Revenue Backlog:
Subscriptions and related services:
Subscriptions	$53,688	$38,360	40%
Professional services	6,830	4,366	56%
Subtotal	60,518	42,726	42%
Legacy products and services:
License fees	85	488	(83%)
Software Maintenance	3,472	5,330	(35%)
Subtotal	3,557	5,818	(39%)

Total Revenue Backlog	$64,075	$48,544	32%